Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the eLong, Inc. 2009 Share and Annual Incentive Plan, as amended, of our reports dated March 31, 2014, with respect to the consolidated financial statements of eLong, Inc. and the effectiveness of internal control over financial reporting of eLong, Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming

Beijing, People’s Republic of China
March 31, 2014